CALCULATION OF REGISTRATION FEE

	Maximum Aggregate Amount of
Title of Each Class of Securities Offered	Offering Price	Registration Fee
Exchange Traded Notes due February 19, 2020 Linked to the Credit Suisse Long/Short Liquid Index (Net)	$5,227,500.00	$376.29

Credit Suisse

Pricing Supplement Addendum No. 2 dated April 23, 2010

To the Pricing Supplement No. ETN-1 dated February 19, 2010,

Underlying Supplement dated September 14, 2009,

Prospectus Supplement dated March 25, 2009

and Prospectus dated March 25, 2009

Exchange Traded Notes due February 19, 2020 Linked to the Credit Suisse Long/Short Liquid Index (Net) ("ETNs")

Issuer:	Credit Suisse AG, acting through its Nassau Branch

CUSIP/ISIN:	22542D878/US22542D8781

NYSE Arca Ticker Symbol:	CSLS

Aggregate Offering Price of ETNs:	$5,277,500.00

Public Offering Price per ETN:	$21.11

Principal Amount of ETNs:	$5,000,000.00

Principal Amount per ETN:	$20.00

Trade Date:	April 23, 2010

Settlement Date:	April 28, 2010

Agent:	Credit Suisse Securities (USA) LLC (“CCSU”), an affiliate of the Issuer

Proceeds to Issuer:	100.00% of the Aggregate Offering Price

Agent’s Discount and Commission:

0.00%.  However, CSSU is expected to charge normal commissions for the purchase of the ETNs and may receive all or a portion of the investor fee. In addition, CSSU our agent for any repurchases at the investor’s option may charge investors a fee of up to $0.03 per ETN repurchased. For a further description of the fees and commissions payable pertaining to the ETNs please see the section entitled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying pricing supplement.

You may lose some or all of your principal if you invest in the ETNs. See “Risk Factors” beginning on page PS-10 of the accompanying pricing supplement for risks relating to an investment in the ETNs.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement addendum, or the accompanying pricing supplement, underlying supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.  The ETNs are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Credit Suisse